Exhibit (h)(1)(i)

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THE AGREEMENT made as of January 1, 2006 by and between WESTCORE TRUST, a Massachusetts business trust (the "Trust"), Denver Investment Advisors LLC ("DIA"), a Colorado limited liability company having its principle office at 1225 Seventeenth Street, 26th Floor, Denver, Colorado 80202, and ALPS Mutual Funds Services, Inc. ("ALPS"), a Colorado corporation having its principal office at 1625 Broadway,  Suite 2200, Denver, Colorado 80202 (DIA and ALPS being referred to herein collectively, as the "Administrators").

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, pursuant to that certain Amended and Restated Administration Agreement, dated as of November 1, 2000 (the "Former Administration Agreement"), among the Trust, DIA and ALPS, as amended by Amendments  dated January 15, 2003, May 23, 2003 and September 20, 2004 (collectively, the "Amendments"), the Trust has retained the Administrators to provide, as co-administrators, certain administration services with respect to the Trust's Colorado Tax-Exempt Fund, Plus Bond Fund (formerly known as the Intermediate-Term Bond Fund), Flexible Income Fund (formerly known as the Long-Term Bond Fund), Growth Fund (formerly known as the Growth and Income Fund and the Equity Income Fund), MIDCO Growth Fund, Blue Chip Fund (formerly known as the Modern Value Equity Fund), Small-Cap Opportunity Fund, Small-Cap Value Fund, Mid-Cap Value Fund (formerly know as the Mid-Cap Opportunity Fund), Select Fund and International Frontier Fund ( collectively, the "Funds");

WHEREAS, the Trust and the Administrators desire to amend and restate the Former Administration Agreement in order to reflect the Former Administration Agreement and all of the Amendments in a single document; and

WHEREAS, the Trust also desires to amend section 3(a) of the Former Administration Agreement to reflect a new breakpoint fee schedule and 3(b) of the Former Administration Agreement regarding the calculation of any reimbursement from the Trust to DIA for DIA's costs of providing sub-accounting and recordkeeping services to persons who beneficially own shares of the Fund as a result of investing through omnibus arrangements with a Fund shareholder of record.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1.         Appointment.  The Trust hereby appoints the Administrators jointly and severally to provide administration services to the Funds for the period and on the terms set forth in this Agreement.  The Administrators accept such appointment and agree to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement.  In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it decides to retain the Administrators to act as co-administrators hereunder, the Trust shall notify the Administrators in writing.  If the Administrators are willing to render such services to a new portfolio, they shall so notify the Trust in writing whereupon such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds, except to the extent that said provisions (including those relating to the compensation payable by the Trust) may be modified with respect to such portfolio in writing by the Trust and the Administrators at the time of the addition of such new portfolio.

2.        Services.

(a)                Subject to the direction and control of the Board of Trustees of the Trust, the Administrators jointly and severally agree to assist in supervising various aspects of each Fund's administrative operations including the performance of the following specific services for each Fund: (i) assist in maintaining office facilities (which may be in the offices of either of the Administrators or a corporate affiliate but shall be in such location as the Trust shall reasonably determine); (ii) furnish clerical services and stationery and office supplies; (iii) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR; (iv) coordinate execution and filing by the Trust of all federal and state tax returns and required tax filings other than those required to be made by the Trust's custodians and transfer agent; (v) prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; (vi) compile data for and prepare, with respect to the Funds, in a timely manner,  Annual and Semi-Annual Reports to Fund shareholders and, to the extent requested by the Trust, timely assist with the Trust's preparation of Registration Statements for the Funds (on Form N-1A or any replacement therefor); (vii) monitor each Fund's expense accruals and pay all expenses on proper authorization from each Fund; (viii) monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time; (ix) maintain each Fund's fidelity bond as required by the 1940 Act; (x) monitor compliance with the policies and limitations of each Fund as set forth in the Trust's most recent Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto (collectively, the "Prospectus"), Code of Regulations and Declaration of Trust; and (xi) compile data for and prepare (or supervise the preparation of), with respect to the Funds, in a timely manner, semi-annual reports on Form N-CSR and any other report or reports that are required from time to time by the securities, investment, tax or other laws and regulations of the United States and the various states in which the Trust does business; and (xii) generally assist in the Funds' operations.

(b)               The Administrators jointly and severally agree to monitor fund expenses, including but not limited to, fund accounting, and to use good faith efforts in maintaining such expenses at competitive levels.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrators hereby agree that all records which they or either of them maintains for the Funds are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust's request.  The Administrators agree to maintain a back-up set of accounts and records of the Trust (which back-up shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored.  The Administrators shall assist the Trust, the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records, and reports by the Administrators or their independent accountants concerning their accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  There shall be no additional fee for these services.  The Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

In performing their duties as co-administrators of the Trust, the Administrators (a) will act in accordance with the Trust's Declaration of Trust, Code of Regulations, Prospectus and the instructions and directions of the Trust's Board of Trustees and will conform to, and comply with, the requirements of the 1940 Act and all other applicable Federal or state laws and regulations, and (b) will consult with outside legal counsel to the Trust, as necessary or appropriate.

3.         Fees; Expenses.

(a)                In consideration of services rendered pursuant to this Agreement, the Trust will pay the Administrators jointly a fee, computed daily and payable monthly, at the annual rate of 0.25% on the first $750,000,000 of the Trust's average aggregate daily net assets, 0.20% on the next $250,000,000 of the Trust's average aggregate daily net assets and 0.125% on theTrust average aggregate daily net assets in excess of $1,000,000,000, allocated proportionately to each Fund based on such Fund's average daily net assets divided by the Trust's average aggregate daily net assets.  Net asset value shall be computed in accordance with the Funds' Prospectus and resolutions of the Trust's Board of Trustees.  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

The Administrators will bear all expenses in connection with the performance of their services under this Agreement except as otherwise provided herein.  Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees, who are not officers, directors, shareholders, partners or employees of the Administrators, or the Trust's investment advisor or distributor for the Funds, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory, fund accounting and administration fees, charges of custodians and transfer agents, certain insurance-premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders, costs of shareholder reports and meetings and any extraordinary expenses, will be borne by the Trust; provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds.

If in any fiscal year any Fund's aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Administrators jointly and severally agree to reimburse such Fund for a portion of any such excess expense in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund.  The expense reimbursement obligation of the Administrators is limited to the amount of their fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Administrators shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to the Administrators during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require.  Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

(b)               The Trust agrees on behalf of each Fund to reimburse DIA, up to the amount set forth in the next succeeding sentence, for DIA's costs ("Costs") of providing sub-accounting and recordkeeping services to persons who beneficially own shares of the Fund as a result of investing through omnibus arrangements with a Fund shareholder of record.  The amount to be reimbursed will be computed periodically based on the aggregate value of Fund shares so beneficially owned ("Beneficial Aggregate Value") and will not exceed the lesser of (i) the Costs actually borne by DIA or (ii) that amount computed on a semi-annual basis by determining at the beginning of each semi-annual calendar period the actual cost of transfer agency services for the prior semi-annual calendar period borne by the Trust without taking into account the Beneficial Aggregate Value and applying that percentage to the Beneficial Aggregate Value as of the beginning of each semi-annual calendar period.

4.         Subcontractors and Compensation to Service Providers.

The Administrators may from time to time employ or associate with themselves such person or persons as the Administrators may believe to be particularly fitted to assist them in the performance of this Agreement ("subcontractors").  Subcontractors may be officers and employees who are employed by both the Administrators and the Trust.  The compensation of such sub-contractors shall be paid by the Administrators and no obligation shall be incurred on behalf of the Trust in such respect.  The Administrators shall provide oversight over any subcontractor(s) who shall in turn provide services pursuant to an agreement with the Administrators.  Any agreement entered into between the Administrators and a subcontractor shall acknowledge that the agreement is for the benefit of the Trust, that the subcontractor shall be directly liable and responsible to the Trust for the performance of its obligations thereunder, and that the Trust may therefore enforce its rights directly against the subcontractor.  Notwithstanding such delegation, the Administrators shall continue to be directly liable to the Trust for the performance of any subcontractor's obligations under such agreement.  In addition to employing subcontractors, the Administrators may compensate parties who provide shareholder services or other services pursuant to contracts entered into directly between such parties and the Trust.

5.         Proprietary and Confidential Information.

The Administrators agree on behalf of themselves and their employees to treat confidentiality and as proprietary information of the Trust all records and other information relative to the Funds and prior, present or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrators may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6.          Limitation of Liability.

The Administrators shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement.  Any person, even though also an officer, partner, employee or agent of either of the Administrators, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Administrator's duties hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Administrators even though paid by either of them.  The Administrators agree that their liability under this Agreement, as set forth herein, will be joint and several.

7.          Reports.

Whenever, in the course of performing their duties under this Agreement, the Administrators determine, on the basis of information supplied to the Administrators by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to their knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Administrators shall promptly notify the Trust and its counsel.

8.          Obligation/Representations/Subcertifications.

ALPS and DIA each agrees that any information that it provides that is necessary to complete a Certified Report will be true and complete when given. ALPS and DIA each further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by it to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and/or any rules or regulations issued from time to time thereunder will be true and complete when given.  This covenant shall survive the termination of the Agreement and shall not be subject to Section 6 of the Agreement.

9.          Activities of the Administrators.

The services of the Administrators under this Agreement are not to be deemed exclusive, and the Administrators shall be free to render similar services to others so long as their services hereunder are not impaired thereby.

10.         Term.

This Agreement shall become effective as of the date hereof and unless sooner terminated as provided herein, shall continue until October 1, 2001.  Thereafter, this Agreement shall continue automatically with respect to each Fund for successive annual periods ending September 30 of each year, provided such continuance is specifically approved at least annually (i) by the Trust's Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and provided further that in either event such continuance is also approved by a majority of the Trust's Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement may be terminated without cause with respect to a Fund and without penalty, by the Trust's Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by either Administrator, on not less than sixty days' notice.

Upon termination of this Agreement, the Administrators shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust, unless such termination is for breach of this Agreement by the Administrators) all records and other documents made or accumulated in the performance of their duties or the duties of any subcontractor(s) for the Trust hereunder.

Effective the date hereof, this Agreement amends and restates the Former Administration Agreement.

11.        Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of the Administrators, or by the Administrators without the prior written consent of the Trust; provided further, that no agreement with any subcontractor(s) contemplated hereunder shall be entered into, terminated, amended, assigned or permitted to be assigned without the prior written consent of the Trust.

12.        Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Administrators:

ALPS Mutual Funds Services, Inc.
1625 Broadway, Suite 2200
Denver, Colorado  80202
Attn:  General Counsel

Denver Investment Advisors LLC
1225 Seventeenth Street, 26th Floor
Denver, Colorado  80202
Attn:  Todger Anderson

To the Fund:

Westcore Trust
c/o Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202

13.        Other Provisions.

The Trust recognizes that from time to time directors, officers and employees of either of the Administrators may serve as directors, officers and employees of other corporations or business trusts (including other investment companies) and that such other corporations and trusts may include the name ALPS or DIA as part of their name, and that the Administrators or either of their affiliates may enter into investment advisory or other agreements with such other corporations and trusts.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and the 1940 Act and the rules thereunder.  To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.  If a change or discharge is sought against the Trust, the instrument must be signed by both Administrators.  This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created, and the Trustees (as trustees but not individually or personally) acting from time to time, under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and the principal office of the Trust.  The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of its trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

WESTCORE TRUST

By:       /s/ Todger Anderson
            Name:  Todger Anderson
            Title:    President

Accepted:

ALPS MUTUAL FUNDS SERVICES, INC.

By:       /s/ Jeremy O. May
            Name:  Jeremy O. May
            Title:    Managing Director

DENVER INVESTMENT ADVISORS LLC

By:       /s/ Todger Anderson
            Name:  Todger Anderson
            Title:     Chairman